UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 24, 2016

FEDERAL HOME LOAN BANK OF BOSTON
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street
Boston, MA 02199
(Address of principal executive offices, including zip code)
(617) 292-9600
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2016, the Federal Home Loan Bank of Boston (the Bank) reported via Form 8-K (the Original 8-K) that member director Michael R. Tuttle had notified the Bank on October 24, 2016, that upon the successful completion of the then pending acquisition (the Merchants Acquisition) by Community Bank System, Inc. of Merchants Bancshares, parent company of Merchants Bank, a Vermont member of the Bank, Merchants Bank would cease to exist as a separately chartered institution. The Bank reported in the Original 8-K that it expected that, following the Merchants Acquisition, Mr. Tuttle would no longer be a director of a Vermont member of the Bank, and that as a result, Mr. Tuttle would cease to meet the eligibility requirements to serve as a member director representing the State of Vermont, causing the directorship held by him to become immediately vacant.

Mr. Tuttle has notified the Bank that, effective as of the closing of the Merchants Acquisition, which took place on May 12, 2017, he became a voting director of Opportunities Credit Union, a Vermont credit union member of the Bank. (Mr. Tuttle served as an ex-officio director, functioning solely as a nonvoting observer, of Opportunities Credit Union between December 20, 2016 and May 12, 2017.) Since Mr. Tuttle continues to serve as a director of a Vermont member of the Bank, he continues to meet the eligibility requirements to serve as, and remains, a member director of the Bank, notwithstanding the completion of the Merchants Acquisition on May 12, 2017.

Signature(s)
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 15, 2017	Federal Home Loan Bank of Boston
By:/s/ Frank Nitkiewicz
Frank Nitkiewicz
Executive Vice President and Chief Financial Officer